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                                                                   Exhibit 10.16

                    [ROBINSON LERER & MONTGOMERY LETTERHEAD]



April 22, 1999


Mr. Alan S. Ellman
President
Screaming Media.Net, Inc.
55 Broad Street, 23rd Floor
New York, NY  10004

Dear Mr. Ellman:

This letter, when signed by both Screaming Media.Net, Inc. ("you" or "your") and Robinson Lerer & Montgomery, LLC ("we," "us" or "our"), will constitute an agreement (the "Agreement") between you and us with regard to our appointment by you as a consultant for certain of your corporate communications work.

1. Fees: For our services on your behalf, you agree to pay us a fixed monthly retainer of $20,000 (the "Fee"). For your reference, our standard hourly time charges are as follows:

                    Partner                       $400-$475
                    Principal                     $350
                    Executive Vice President      $325
                    Senior Vice President         $285
                    Vice President                $225
                    Senior Associate              $185
                    Associate                     $150
                    Assistant                     $ 65

     The above referenced hourly charges shall be subject to change on January 1 of each year.

     Reimbursements: For our outlays on your behalf, you agree to reimburse us for reasonable disbursements and other charges we incur in connection with providing services to you under this Agreement. We shall bill you monthly, in arrears, for such disbursements and other charges.

     Interest on Late Payments: On invoices for fees or reimbursements for which payment is not received within thirty (30) days of invoice date, you agree to pay us simple interest, computed monthly, at one and one-half percent (1 1/2 percent) over the prime rate of interest in effect at Chase Manhattan Bank, in New York City, on the undisputed amount outstanding at the end of such 45-day period, until such payment is received. In the event of a disputed charge, you shall notify us in writing of the disputed amount and reason for the




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Mr. Alan S. Ellman
Screaming Media.Net, Inc.
Page 2


     dispute, and you agree to pay all undisputed amounts owed while the dispute is under negotiation.

2. Term: This Agreement shall commence as of April 22, 1999, and will continue unless and until terminated by either party on prior written notice to the other, by registered or certified mail. Upon termination of this Agreement, you agree to pay all fees, disbursements and other charges incurred prior to the effective date of such termination.

3. Indemnity: You hereby agree to indemnify and hold harmless us and our officers, directors, members, agents, and employees (each of the foregoing, including us, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, actions, proceedings, arbitrations or investigations or threats thereof, and expenses related thereto (including reasonable fees, disbursements, and other charges of counsel) (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of our engagement by you to perform services hereunder or any Indemnified Person's role therein; provided, however, that you shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without your consent, unless your consent is unreasonably withheld, or (b) to the extent that it is finally judicially determined, or expressly stated in an arbitration award, that such Liabilities resulted primarily from the willful misconduct or gross negligence of the Indemnified Person seeking indemnification. In connection with your obligation to indemnify for expenses as set forth above, you further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees, disbursements, and other charges of counsel) as they are incurred by such Indemnified Person; provided, however, that if any Indemnified Person is reimbursed hereunder for any expenses, the amount so paid shall be refunded if and to the extent it is finally judicially determined, or expressly stated in an arbitration award, that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Person. You hereby also agree that neither we nor any other Indemnified Person shall have any liability to you (or anyone claiming through you or in your name) in connection with our engagement by you except to the extent that such Indemnified Person has engaged in willful misconduct or been grossly negligent. The provisions of this paragraph shall survive the termination of this Agreement.

4. Applicable Law: This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of law. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings, written or oral, relating thereto. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. Neither party shall have the right to assign any of its rights or obligations under this Agreement. No amendment or waiver of this Agreement shall be effective, binding, or enforceable unless in writing and signed by both you and us or, in the case of a waiver, by the party granting the waiver.
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Mr. Alan S. Ellman
Screaming Media.Net, Inc.
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Please confirm that the foregoing correctly sets forth our understanding by signing and returning to us the enclosed duplicate copy of this letter.



                                        Very truly yours,



                                        By: /s/ Patrick S. Gallagher
                                           -------------------------
                                            Patrick S. Gallagher
                                            Chief Financial Officer



ACCEPTED AND AGREED:



By: /s/ Alan S. Ellman
    ----------------------------
    Alan S. Ellman
    President
    Screaming Media.Net, Inc.